UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Janus Detroit Street Trust

(Name of Registrant as Specified in Its Charters)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Joint Special Meeting of Shareholders for Janus Detroit Street Trust

Inbound Number: 1-855-206-2309

Meeting Date: May 18, 2026.

General Inbound Greeting

Thank you for calling the Janus Henderson ETF shareholders information line, my name is <Agent’s Name> and this call is being recorded for quality assurance, how may I assist you today?

General Outbound Greeting (Lv. I)

Good day. May I please speak with Mr./Mrs. <Full Name as Registered>?

Hello Mr./Mrs. <Last Name>. My name is <Agent’s Name>. I’m calling on behalf of your current investment with Janus Henderson ETF on a recorded line. The reason for my call today is to let you know that the Joint Meeting of Shareholders is scheduled to take place on May 18th, 2026.

Currently, we are offering shareholders the convenience of casting their proxy votes by phone. The Board of Trustees of the Trust unanimously recommends that you vote “FOR” the proposal. Would you like to vote along with the Board’s recommendation?

If “Yes” or positive response:

Would you like to vote all of your accounts accordingly?

Thank you, I am recording your [FOR/AGAINST/ABSTAIN] vote.

•	For confirmation purposes, please state your FULL NAME.

•	And according to our records, you currently reside in <CITY/STATE/ZIP> is that correct?

•	To ensure we have the correct street address for the confirmation, please state your full STREET ADDRESS.

Operations – Retail Engagement	1

Joint Special Meeting of Shareholders for Janus Detroit Street Trust

If “No” or negative response:

I would be happy to review the meeting agenda with you. (Review the proposal(s) by reading the factsheet).

Shareholders are being asked to approve a new investment advisory agreement between your fund and Janus Henderson Investors US LLC.

The terms of your Fund’s New Advisory Agreement are substantially identical to those of the Current Advisory Agreements. There is no change in the fee rate payable by your Fund to the Adviser.

The Board of Trustees of the Trust unanimously recommends that you vote “FOR” the proposal. Would you like to vote along with the Board’s recommendation? (Proceed to confirm the vote)

If shareholder still chooses not to vote:

I understand that you do not wish to vote at this time. If you decide to cast your vote before May 18, 2026, you may reach us toll-free at 1-855-206-2309, Monday through Friday from 9:00 AM to 10:00 PM Eastern Time, and Saturdays and Sundays from 10:00 AM to 6:00 PM Eastern Time.

We appreciate your time. Thank you and have a great day.

Thank you. You will receive a confirmation of your voting instructions within 5 days. If you have any questions, please contact us at the toll-free number listed on the confirmation.

Call Closing:

Mr./Mrs. <Last Name>, your vote is very important and your time is appreciated. Thank you and have a good day.

Operations – Retail Engagement	2

Client Letter Subject: Corporate Update

To Our Valued Clients,

We wanted to provide an update about the Trian/General Catalyst take-private transaction in the context of the unsolicited, non-binding acquisition proposal Janus Henderson received from Victory Capital a couple weeks ago.

Earlier today, the Special Committee of our Board of Directors confirmed that the existing agreement with Trian and General Catalyst continues to be the superior path forward and in the best interests of our clients, shareholders, and company—offering compelling certainty, stability, and cash value, and a faster, more certain path to closing. The Trian/General Catalyst transaction is on track to be completed on its planned timeline in mid-2026.

As such, we continue to expeditiously move forward with the closing of the take-private transaction with Trian and General Catalyst, with our take-private agreement remaining in full force and effect. We continue to strongly believe the take-private transaction with Trian and General Catalyst will be a benefit to our clients and employees, and will allow us to continue to build on the strong momentum we have achieved over the past several years.

It is important to note that there is no change to the client consent process in connection with the Trian and General Catalyst offer. All clients are urged to consent with respect to the Trian and General Catalyst take-private transaction promptly when your formal solicitation is received.

We greatly value our partnership, and as we move toward closing the Trian and General Catalyst transaction and beyond, it’s business as usual. As a reminder, we do not expect any impact to our investment strategies or our client service. As always, our clients come first, and we remain committed to supporting you during this period and beyond to invest in a brighter future together.

If you have any questions, please contact your Janus Henderson representative.

Thank you for the trust you have placed in Janus Henderson Investors.

Regards,

Janus Henderson Investors

Forward Looking Statements

References to the “Funds” herein refer to the U.S. registered investment companies managed by Janus Henderson Investors U.S. LLC and references herein to “Janus Henderson” refer to Janus Henderson Group plc and its affiliates. Certain statements in this communication not based on historical facts are “forward-looking statements” within the meaning of the federal securities laws. Such forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those discussed. These include statements as to Janus Henderson’s and the Funds’ future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects or future events, including with respect to the timing and anticipated benefits of pending and recently completed transactions and strategic partnerships, and expectations regarding opportunities that align with our strategy. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by, as applicable, Janus Henderson and the Funds and their respective management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. Neither Janus Henderson nor the Funds undertake any obligation to publicly update or revise these forward-looking statements.

Various risks, uncertainties, assumptions and factors that could cause Janus Henderson’s or the Funds’ future results to differ materially from those expressed by the forward-looking statements included in this communication include, but are not limited to, the impact of any alternative proposal, Janus Henderson’s and the Funds’ ability to obtain the applicable regulatory, shareholder and other approvals required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction would not occur, the outcome of any legal proceedings that may be instituted against the parties and others related to the proposed transaction, that shareholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability, unanticipated difficulties or expenditures relating to the proposed transaction, including the impact of the transaction on Janus Henderson’s or the Funds’ business, that the proposed transaction generally may involve unexpected costs, liabilities or delays, that the business of Janus Henderson or the Funds may suffer as a result of uncertainty surrounding the proposed transaction or the identity of the purchaser, that Janus Henderson or the Funds may be adversely affected by other economic, business, and/or competitive factors, including the net asset value of assets in the Funds or certain other of Janus Henderson’s funds, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction, changes in interest rates and inflation, changes in trade policies (including the imposition of new or increased tariffs), volatility or disruption in financial markets, Janus Henderson’s investment performance as compared to third-party benchmarks or competitive products, redemptions, and other risks, uncertainties, assumptions, and, with respect to Janus Henderson, factors discussed in Janus Henderson’s Annual Report on Form 10-K for the year ended December 31, 2025, and in other filings or furnishings made by Janus Henderson with the SEC from time to time and, in respect of the Funds, factors discussed in each Funds’ current prospectus.

Important Additional Information and Where to Find It

In connection with the proposed transaction, Janus Henderson filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) on March 11, 2026, which will be first mailed to Janus Henderson’s shareholders on or about March 12, 2026 and the Funds filed definitive proxy statements with the SEC on March 2, 2026, which will be sent or provided to Fund shareholders. Janus Henderson and affiliates of Janus Henderson jointly filed a transaction statement on Schedule 13E-3 on March 11, 2026. Janus Henderson and the Funds may also file other documents with the SEC regarding the proposed transaction, including amendments to the proxy statement or Schedule 13E-3. This communication is not a substitute for any proxy statement, the Schedule 13E-3 or any other document that may be filed by Janus Henderson or the Funds with the SEC. INVESTORS AND SECURITY HOLDERS OF JANUS HENDERSON AND THE FUNDS ARE URGED TO READ THE APPLICABLE PROXY STATEMENT, THE SCHEDULE 13E-3 (AS APPLICABLE) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain the proxy statement and the Schedule 13E-3 (in each case, when available) and other documents that are filed with the SEC by Janus Henderson and the Funds free of charge from the SEC’s website at https://www.sec.gov or, with respect to Janus Henderson, through the investor relations section of Janus Henderson’s website at https://ir.janushenderson.com.

Participants in the Solicitation

With respect to Janus Henderson, Janus Henderson and its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from Janus Henderson’s shareholders in connection with the proposed transaction. With respect to the Funds, the Funds and its manager and its and their directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from Janus Henderson’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of Janus Henderson and their ownership of Janus Henderson common shares is contained in the definitive proxy statement for Janus Henderson’s 2025 annual meeting of shareholders (the “Annual Meeting Proxy Statement”), which was filed with the SEC on March 21, 2025, including under the headings “Proposal 1: Election of Directors,” “Corporate Governance,” “Board Compensation,” “Proposal 2: Advisory Say-on-Pay Vote on Executive Compensation,” “Executive Compensation,” “Executive Compensation Tables,” “Securities Ownership of Certain Beneficial Owners and Management” and “Our Executive Officers.” Information about the trustees and executive officers of the Funds and their ownership of the Funds is contained in each Fund’s current statement of additional information. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Janus Henderson or the Funds, as applicable, in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, are included in the Funds’ proxy statements filed with the SEC. To the extent holdings of securities by potential participants (or the identity of such participants) have changed since the information printed in the Janus Henderson Annual Meeting Proxy Statement, such information has been or will be reflected on the Statements of Change in Ownership of Janus Henderson on Forms 3 and 4 filed with the SEC. The Funds are not subject to Form 3 and 4 filings. Free copies of the proxy statement relating to the proposed transaction and free copies of the other SEC filings to which reference is made in this paragraph may be obtained from the SEC’s website at https://www.sec.gov or, with respect to Janus Henderson, through the investor relations section of Janus Henderson’s website at https://ir.janushenderson.com.